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Filed pursuant to Rule 424(b)(2)
Registration No. 333-185655

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

3.15% Senior Notes due 2025	$500,000,000	99.999%	$499,995,000	$58,100

3.90% Senior Notes due 2035	$500,000,000	99.571%	$497,855,000	$57,851

Total			$997,850,000	$115,951

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the Company's Registration Statement on Form S-3 (File No. 333-185655) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

Prospectus Supplement
(To Prospectus dated December 21, 2012)

EOG RESOURCES, INC.

$500,000,000 3.15% Senior Notes due 2025
$500,000,000 3.90% Senior Notes due 2035

        We are offering $500,000,000 of our 3.15% Senior Notes due 2025 and $500,000,000 of our 3.90% Senior Notes due 2035. In this prospectus supplement, we refer to the 3.15% Senior Notes due 2025 as the "2025 notes", the 3.90% Senior Notes due 2035 as the "2035 notes" and the 2025 notes and the 2035 notes together as the "notes."

        Interest on the notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. The 2025 notes will mature on April 1, 2025, and the 2035 notes will mature on April 1, 2035. We may redeem some or all of the notes at any time and from time to time prior to their maturity. The redemption prices are discussed under the heading "Description of Notes—Optional Redemption" in this prospectus supplement.

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become equally and ratably secured by those assets. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries.

        The notes are new issues of securities for which there are currently no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in the notes involves risks. Please read "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Us (Before Expenses)(1)
Per 2025 note	99.999%	0.650%	99.349%
Total	$499,995,000	$3,250,000	$496,745,000
Per 2035 note	99.571%	0.875%	98.696%
Total	$497,855,000	$4,375,000	$493,480,000
(1)
Plus accrued interest, if any, from March 17, 2015.

        The underwriters expect that delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about March 17, 2015.

Joint Book-Running Managers

Barclays	Citigroup	J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

MUFG	DNB Markets	Goldman, Sachs & Co.

RBC Capital Markets	SOCIETE GENERALE	US Bancorp

Co-Managers

BB&T Capital Markets	BBVA	BMO Capital Markets	BNP PARIBAS

Comerica Securities	Deutsche Bank Securities	Scotiabank	ANZ Securities	CIBC

The date of this prospectus supplement is March 12, 2015.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the United States Securities and Exchange Commission, or "SEC." We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

        Unless the context requires otherwise, the terms "EOG," "we," "us," "our" and "the Company" refer to EOG Resources, Inc., a Delaware corporation, and its subsidiaries.

i

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this notes offering. The second part, the accompanying prospectus dated December 21, 2012, contains more general information, some of which may not apply to this offering.

        This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find Additional Information" in the accompanying prospectus.

ii

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you in deciding whether to purchase the notes offered hereby. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus prior to deciding whether to purchase the notes offered hereby.

Our Company

        We are one of the largest independent (non-integrated) crude oil and natural gas companies in the United States with proved reserves in the United States, Canada, Trinidad, the United Kingdom and China. Our business strategy is to maximize the rate of return on investment of capital by controlling operating and capital costs and maximizing reserve recoveries. This strategy is intended to enhance the generation of cash flow and earnings from each unit of production on a cost-effective basis. We are focused on cost-effective utilization of advanced technology associated with three-dimensional seismic and microseismic data, the development of reservoir simulation models, the use of improved drill bits, mud motors and mud additives for horizontal drilling, formation evaluation and horizontal completion methods. These advanced technologies are used, as appropriate, throughout our company to reduce the risks associated with all aspects of oil and gas exploration, development and exploitation.

        We implement our strategy by emphasizing the drilling of internally generated prospects in order to find and develop low-cost reserves. Maintaining the lowest possible operating cost structure that is consistent with prudent and safe operations is also an important goal in the implementation of our strategy.

        At December 31, 2014, our total estimated net proved reserves were 2,497 million barrels of oil equivalent (MMBoe), of which 1,140 million barrels (MMBbl) were crude oil and condensate reserves, 467 MMBbl were natural gas liquids (NGL) reserves and 5,343 billion cubic feet, or 890 MMBoe, were natural gas reserves. At such date, approximately 97% of our net proved reserves (on a crude oil equivalent basis) were located in the United States and 3% in Trinidad. Crude oil equivalent volumes are determined using the ratio of 1.0 barrel of crude oil and condensate or NGL to 6.0 thousand cubic feet (Mcf) of natural gas.

Offices

        We are a Delaware corporation organized in 1985. Our principal executive offices are located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, and our telephone number at that address is (713) 651-7000.

 The Offering

Issuer	EOG Resources, Inc.
Notes Offered	$1,000,000,000 aggregate principal amount of notes, consisting of:
• $500,000,000 principal amount of 3.15% senior notes due 2025.
• $500,000,000 principal amount of 3.90% senior notes due 2035.
Maturity	2025 notes —April 1, 2025.
2035 notes —April 1, 2035.
Interest Rate	2025 notes —3.15% per annum.
2035 notes —3.90% per annum.
Interest Payment Dates	Interest will be paid semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. Interest on the notes will accrue from March 17, 2015.
Use of Proceeds

We estimate that we will receive aggregate net proceeds from this offering of approximately $988.7 million, after deducting the underwriting discount and estimated offering expenses payable by us. We will use the aggregate net proceeds from this offering for general corporate purposes, including funding of future capital expenditures. See "Use of Proceeds" in this prospectus supplement.

Ranking	The notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become equally and ratably secured by those assets. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes. See "Description of Debt Securities—Limitations on Liens" in the accompanying prospectus. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries.

As of December 31, 2014, we had $5,890 million total principal amount of unsecured indebtedness (excluding capital lease obligations) and no secured indebtedness.

Optional Redemption

At any time and from time to time prior to January 1, 2025 (the date that is three months prior to the maturity date of the 2025 notes), we may redeem some or all of the 2025 notes, at our option, at a make-whole redemption price, plus accrued and unpaid interest to, but not including, the redemption date. At any time on or after January 1, 2025 (the date that is three months prior to the maturity date of the 2025 notes), we may also redeem some or all of the 2025 notes, at our option, at a redemption price equal to 100% of the principal amount of the 2025 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

At any time and from time to time prior to October 1, 2034 (the date that is six months prior to the maturity date of the 2035 notes), we may redeem some or all of the 2035 notes, at our option, at a make-whole redemption price, plus accrued and unpaid interest to, but not including, the redemption date. At any time on or after October 1, 2034 (the date that is six months prior to the maturity date of the 2035 notes), we may also redeem some or all of the 2035 notes, at our option, at a redemption price equal to 100% of the principal amount of the 2035 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

See "Description of Notes—Optional Redemption" in this prospectus supplement.
Covenants

The notes will be issued as two separate series under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture contains various covenants, including limitations on securing indebtedness by liens on principal properties.

These covenants are subject to important exceptions and qualifications described under the heading "Description of Debt Securities" in the accompanying prospectus.
Additional Issuances

We may, at any time and from time to time in the future, without notice to or the consent of the holders of either series of notes, issue and sell additional notes of either series having the same terms as, and ranking equally and ratably with, the notes of the applicable series being offered hereby in all respects (except for the public offering price, issue date and, if applicable, the first payment of interest thereon), as described under the heading "Description of Notes—Principal, Maturity and Interest" in this prospectus supplement.

Trustee	Wells Fargo Bank, National Association.
Governing Law	The notes and the indenture relating to the notes will be governed by Texas law.

Risk Factors

You should carefully consider the information under the headings "Risk Factors" and "Information Regarding Forward-Looking Statements" and all other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before deciding to invest in the notes.

        For additional information regarding the notes, please read "Description of Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

 Summary Consolidated Financial Information

        The table shown below presents our summary consolidated financial information as of the dates and for the periods indicated. The summary consolidated financial information as of and for each of the years ended December 31, 2014, 2013 and 2012 have been derived from our audited consolidated financial statements and related notes. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
(In thousands)	2014	2013	2012
Income Statement Data:
Net operating revenues	$18,035,340	$14,487,118	$11,682,636
Operating expenses	12,793,517	10,811,907	10,202,839
Operating income	5,241,823	3,675,211	1,479,797
Other income (expense), net	(45,050)	(2,865)	14,495
Net income	2,915,487	2,197,109	570,279
Balance Sheet Data (as of end of specified period):
Total assets	34,762,687	30,574,238	27,336,578
Current and long-term debt	5,909,933	5,913,221	6,312,181
Total stockholders' equity	17,712,582	15,418,459	13,284,764

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of risks that may affect our business, financial condition, results of operations or cash flows. Realization of any of those risks or the following risks or adverse results from any matter listed under the heading "Information Regarding Forward-Looking Statements" in the accompanying prospectus or in our reports filed with the SEC under the Securities Exchange Act of 1934, as amended, could have a material adverse effect on our business, financial condition, cash flows and results of operations. As a result, you could lose all or part of your investment in, and expected return on, the notes.

Risks Related to the Notes

         The notes will be unsecured and, therefore, will be effectively subordinated to any of our secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to the obligations of our subsidiaries.

        The notes will not be secured by any of our assets. As a result, the notes are effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. In addition, the notes will be structurally subordinated to the indebtedness and all other obligations of our subsidiaries. None of our subsidiaries are guarantors of the notes, and some of our subsidiaries had outstanding indebtedness in the past and may incur indebtedness in the future. As of December 31, 2014, we had $5,890 million total principal amount of unsecured indebtedness (excluding capital lease obligations) and no secured indebtedness. See "Capitalization" in this prospectus supplement.

         An actual or anticipated downgrade in any of our credit ratings could adversely affect the trading price and liquidity of the notes.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, an actual or anticipated downgrade in any of our credit ratings could adversely affect the trading price of, and your ability to resell, the notes. A credit rating reflects only the views of the rating agency at the time the rating is assigned, is not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the rating agency in its sole discretion. Neither we, the trustee nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of the notes of any change in ratings. In addition, the indenture contains no protective provisions for holders of the notes in the event of a ratings downgrade.

         The indenture does not limit the amount of indebtedness that we may incur.

        The indenture does not limit our ability to incur additional indebtedness or contain provisions that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a take-over, recapitalization or highly leveraged or similar transaction. Accordingly, we could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

         If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

        Each series of notes is a new issue of securities for which there is currently no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time in their sole discretion and without notice. No assurance can be given:

  •
  that a trading market for the notes will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

        If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

USE OF PROCEEDS

        We estimate that the aggregate net proceeds received from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $988.7 million. We will use the aggregate net proceeds from this offering for general corporate purposes, including funding of future capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	15.62	10.72	4.80	6.87	2.40

        In calculating the ratio of earnings to fixed charges, earnings represents the sum of net income, income tax provision and fixed charges, less capitalized interest. Fixed charges represents interest (including capitalized interest), amortization of debt costs and the portion of rental expense representing the interest factor.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2014, and our consolidated cash and cash equivalents and capitalization as of December 31, 2014 on an as-adjusted basis giving effect to (1) the issuance of the notes in this offering and (2) the application of the net proceeds of this offering as described under the heading "Use of Proceeds" in this prospectus supplement. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2014
(Dollars in thousands, except per share amounts)	Actual	As Adjusted
Cash and cash equivalents	$2,087,213	$3,075,933

Long-term debt:
Commercial paper borrowings	$—	$—
2.95% senior notes due 2015	500,000	500,000
2.500% senior notes due 2016	400,000	400,000
5.875% senior notes due 2017	600,000	600,000
6.875% senior notes due 2018	350,000	350,000
5.625% senior notes due 2019	900,000	900,000
4.40% senior notes due 2020	500,000	500,000
2.45% senior notes due 2020	500,000	500,000
4.100% senior notes due 2021	750,000	750,000
2.625% senior notes due 2023	1,250,000	1,250,000
6.65% senior notes due 2028	140,000	140,000
3.15% senior notes due 2025 offered hereby	—	500,000
3.90% senior notes due 2035 offered hereby	—	500,000

Total long-term debt(1)	5,890,000	6,890,000

Stockholders' equity:
Common stock (par value $0.01 per share)	205,492	205,492
Additional paid in capital	2,837,150	2,837,150
Accumulated other comprehensive loss	(23,056)	(23,056)
Retained earnings	14,763,098	14,763,098
Common stock held in treasury	(70,102)	(70,102)

Total stockholders' equity	17,712,582	17,712,582

Total capitalization	$23,602,582	$24,602,582

(1)
Amount does not include capital lease obligations of $51.2 million at December 31, 2014, unamortized debt discount of $31.3 million at December 31, 2014 or the unamortized debt discount of the notes offered hereby.

DESCRIPTION OF NOTES

General

        The 2025 notes and the 2035 notes will each constitute a new series of debt securities under an indenture, dated as of May 18, 2009, by and between EOG Resources, Inc., as issuer, and Wells Fargo Bank, National Association, as trustee. We will issue the notes under such indenture pursuant to resolutions of our board of directors and an officers' certificate setting forth the specific terms applicable to such notes. References to the "indenture" in this description mean such indenture as so supplemented by such certificate.

        This description, together with the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the heading "Description of Debt Securities," is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is included as an exhibit to our Registration Statement on Form S-3 filed with the SEC on May 18, 2009. This summary supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Capitalized terms defined in the accompanying prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to "we," "us" or "our" are to EOG Resources, Inc. only, and do not include its subsidiaries, unless otherwise indicated. The notes are "Indenture Securities," as that term is used in the accompanying prospectus and will be issued in book-entry form only. Since only the registered holder of a note will be treated as the owner of it for all purposes and only registered holders have rights under the indenture, references in this section and in "Description of Debt Securities" in the accompanying prospectus to holders mean only registered holders of notes.

Principal, Maturity and Interest

        We will issue the 2025 notes in an aggregate principal amount of $500,000,000 and the 2035 notes in an aggregate principal amount of $500,000,000. The 2025 notes will mature on April 1, 2025, and the 2035 notes will mature on April 1, 2035, in each case unless redeemed sooner as described below. The notes will not be entitled to the benefit of a sinking fund.

        Interest on the 2025 notes will accrue at the rate of 3.15% per year. Interest on the 2035 notes will accrue at the rate of 3.90% per year. Interest on the 2025 notes and the 2035 notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2015. We will make each interest payment to the person in whose name the notes are registered at the close of business on the immediately preceding March 15 and September 15, as the case may be, whether or not such date is a business day. Interest on the notes will accrue from March 17, 2015 and will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and will not include interest accrued for the period from and after such interest payment date, maturity date or redemption date. The 2025 notes and the 2035 notes will each be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only.

        Although only $500,000,000 aggregate principal amount of the 2025 notes and $500,000,000 aggregate principal amount of the 2035 notes are initially offered hereby, we may, at any time and from time to time in the future, without notice to or the consent of the holders of either series of notes, issue and sell additional notes of either series having the same terms as, and ranking equally and ratably with, the notes of the applicable series being offered hereby in all respects (except for the public offering price, issue date and, if applicable, the first payment of interest thereon). Any additional notes of a series, together with the notes of such series offered hereby, will trade interchangeably and constitute a single series of notes under the indenture.

Ranking

        The notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Under the circumstances described under the heading "Description of Debt Securities—Limitations on Liens" in the accompanying prospectus, we may be required to secure the notes equally and ratably with other secured debt.

        The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness, unless the notes become equally and ratably secured by those assets. The indenture contains restrictions on our ability to incur secured debt unless the same security is also provided for the benefit of holders of the notes. See "Description of Debt Securities—Limitations on Liens" in the accompanying prospectus. The notes will also be structurally subordinated to the indebtedness and all other obligations of our subsidiaries. None of our subsidiaries are guarantors of the notes, and some of our subsidiaries had outstanding indebtedness in the past and may incur indebtedness in the future.

Optional Redemption

        At any time prior to January 1, 2025 (three months before the maturity date of the 2025 notes) in the case of the 2025 notes, and October 1, 2034 (six months before the maturity date of the 2035 notes) in the case of the 2035 notes, we may redeem some or all of the notes of the applicable series, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes of the series then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes of the series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 20 basis points, in the case of the 2025 notes, and 20 basis points, in the case of the 2035 notes;

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

        At any time on or after January 1, 2025 (the date that is three months prior to the maturity date of the 2025 notes), we also may redeem some or all of the 2025 notes, at our option, at a redemption price equal to 100% of the principal amount of the 2025 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

        At any time on or after October 1, 2034 (the date that is six months prior to the maturity date of the 2035 notes), we also may redeem some or all of the 2035 notes, at our option, at a redemption price equal to 100% of the principal amount of the 2035 notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

        The term "treasury rate" means, with respect to any redemption date:

  •
  the rate per annum equal to the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearer month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

        The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

        The term "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        The term "comparable treasury price" means (1) the average of six reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than six reference treasury dealer quotations, the average of all such quotations.

        The term "independent investment banker" means one of the reference treasury dealers that we appoint to act as the independent investment banker from time to time.

        The term "reference treasury dealer" means each of (1) Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer and (2) one other primary treasury dealer selected by us after consultation with the independent investment banker.

        The term "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the redemption date to each holder of the notes of the series to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Certain Book-Entry Procedures

        Each series of the notes initially will be issued in the form of one or more global notes in fully registered, book-entry form, which we refer to as "global notes." Each global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or its nominee. Please see "Book-Entry Issuance" in the accompanying prospectus. All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme ("Clearstream"). The descriptions of the operations and procedures of Euroclear and Clearstream set forth below and of DTC set forth under "Book-Entry Issuance" in the accompanying prospectus are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee nor the underwriters take any responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

Clearstream

        Clearstream is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations ("Clearstream Participants"), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

        Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants"), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal, premium, if any, and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by the U.S. depositary for Euroclear.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations, as of the date of this prospectus supplement, relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes offered in this offering. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to in this prospectus supplement as the "Code," its legislative history, existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, or "IRS," all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income or other tax laws (including estate and gift tax laws and the NIIT (as defined below)) to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been, or will be, sought on any of the matters discussed below.

        The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who hold notes as part of a straddle, hedge, conversion transaction or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies or investors in pass through entities, including partnerships, or other entities classified as partnerships for U.S. federal income tax purposes, and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price, which will equal the first price to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who hold the notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws or any foreign tax laws.

        If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and on the activities of the partnership. A partner of a partnership holding notes should consult its tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

        THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

        If a debt instrument provides for one or more contingent payments, the debt instrument may be subject to special tax treatment under the Treasury Regulations applicable to "contingent payment debt instruments," referred to in this prospectus supplement as the "contingent payment debt regulations."

        In certain circumstances described under "Description of Notes—Optional Redemption" we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, a holder of notes would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with the holder's method of accounting for U.S. federal income tax purposes. Our determination is binding on a holder, unless the holder explicitly discloses a contrary position to the IRS in the manner prescribed by applicable Treasury Regulations. Our determination is not binding on the IRS. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a holder of notes could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Holders

        The following summarizes certain U.S. federal income tax considerations to U.S. Holders of the purchase, ownership and disposition of the notes. As used herein, the term "U.S. Holder" means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen of the United States or who is a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) if a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

        Taxation of Interest—A U.S. Holder will be required to recognize as ordinary income all stated interest paid or accrued on the notes in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        Sale, Exchange, Redemption, Retirement or Other Disposition of a Note—A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

  •
  the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued but unpaid interest on the note not previously included in income (which amount will be taxable as ordinary interest income); and

  •
  the U.S. Holder's adjusted tax basis in the note.

        Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year. Individuals may be subject to lower U.S. federal income tax rates on long-term capital gains than those rates applicable to ordinary income. The deductibility of capital losses is subject to certain limitations. U.S. Holders of the notes should consult their tax advisors regarding the treatment of capital gains and losses.

        Information Reporting and Backup Withholding—Information reporting requirements may apply to certain payments of principal and interest on the notes and to proceeds received from the sale or other disposition of a note. A U.S. Holder will be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to furnish its taxpayer identification number and comply with certification procedures or to otherwise establish an exemption from U.S. backup withholding. Any amounts of backup withholding tax withheld may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, if any, provided such holder timely furnishes the required information to the IRS.

        Additional Tax Relating to Net Investment Income—An additional 3.8% net investment income tax, or the "NIIT," is imposed on the "net investment income" of certain U.S. Holders who are individuals and on the undistributed "net investment income" of certain estates and trusts, to the extent the sum of "net investment income" and other modified adjusted gross income exceeds specified dollar amounts. Among other items, "net investment income" would generally include interest income and net gain from the disposition of property, such as the notes, less certain deductions. U.S. Holders should consult their tax advisors with respect to the tax consequences of the NIIT.

Non-U.S. Holders

        The following summarizes certain material U.S. federal income tax considerations to Non-U.S. Holders of the purchase, ownership and disposition of the notes. For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership and who is not a U.S. Holder.

        Taxation of Interest—Subject to the discussion below concerning backup withholding and FATCA withholding, payments of interest on a note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that:

  •
  the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of all of our voting stock;

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" related, directly or indirectly, to us through stock ownership;

  •
  the Non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  such interest payments are not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States; and

  •
  1) the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person as defined under the Code (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)), (2) the Non-U.S. Holder holds its notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury Regulations or (3) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the notes on behalf of the Non-U.S. Holder and such securities clearing organization, bank or other financial institution satisfies the certification requirements of applicable Treasury Regulations.

        If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net income basis generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such payments of interest may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentences, payments of such interest will not be subject to 30% withholding tax if the Non-U.S. Holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly completed IRS Form W-8ECI (or other applicable form).

        A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax described above will generally be subject to U.S. federal withholding tax at the rate of 30% on payments of interest on the notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

        Sale, Exchange, Redemption, Retirement or Other Disposition of a Note—Subject to the discussion below concerning backup withholding and FATCA withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note will generally not be subject to U.S. federal income or withholding tax unless:

  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States);

  •
  in the case of an amount which is attributable to interest, the Non-U.S. Holder does not meet the conditions for exemption from U.S. federal income or withholding tax, as described above; or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

        If a Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of a note and certain other requirements are met, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and gain on the note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, such gain may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Information Reporting and Backup Withholding

        Information reporting requirements may apply to certain payments of principal and interest on the notes and to proceeds received from the sale or other disposition of a note. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which the Non-U.S. Holder resides.

        A Non-U.S. Holder will generally not be subject to U.S. backup withholding tax on these payments provided that the Non-U.S. Holder certifies as to its foreign status (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined in the Code) or otherwise establishes an exemption.

        U.S. backup withholding tax is not an additional tax. Any amounts of backup withholding tax withheld may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided such holder timely furnishes the required information to the IRS.

        Non-U.S. Holders should consult their own tax advisors regarding the application of backup withholding tax and information reporting.

Foreign Account Tax Compliance Act

        Pursuant to the Foreign Account Tax Compliance Act (commonly known as "FATCA"), the relevant withholding agent is currently required to withhold 30% on interest income paid on the notes and will, on or after January 1, 2017, be required to withhold on the gross proceeds from a disposition of notes paid on or after such date to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements.

        Holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their acquisition, ownership and disposition of the notes.

        THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND REGARDING THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

        Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters set forth below. Subject to the terms and conditions contained in an underwriting agreement, dated the date of this prospectus supplement, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes listed opposite its name below:

Underwriters	Principal Amount of 2025 Notes	Principal Amount of 2035 Notes
Barclays Capital Inc.	$55,000,000	$55,000,000
Citigroup Global Markets Inc.	55,000,000	55,000,000
J.P. Morgan Securities LLC	55,000,000	55,000,000
UBS Securities LLC	55,000,000	55,000,000
Wells Fargo Securities, LLC	55,000,000	55,000,000
DNB Markets, Inc.	27,500,000	27,500,000
Goldman, Sachs & Co.	27,500,000	27,500,000
Mitsubishi UFJ Securities (USA), Inc.	27,500,000	27,500,000
RBC Capital Markets, LLC	27,500,000	27,500,000
SG Americas Securities, LLC	27,500,000	27,500,000
U.S. Bancorp Investments, Inc.	27,500,000	27,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	7,541,000	7,541,000
BBVA Securities Inc.	7,541,000	7,541,000
BMO Capital Markets Corp.	7,541,000	7,541,000
BNP Paribas Securities Corp.	7,541,000	7,541,000
Comerica Securities, Inc.	7,541,000	7,541,000
Deutsche Bank Securities Inc.	7,541,000	7,541,000
Scotia Capital (USA) Inc.	7,541,000	7,541,000
ANZ Securities, Inc.	3,607,000	3,607,000
CIBC World Markets Corp.	3,606,000	3,606,000

Total	$500,000,000	$500,000,000

        The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

Underwriting Discount and Expenses

        The underwriters have advised us that they propose initially to offer the notes to the public at the applicable public offering price on the cover page of this prospectus supplement and may offer the notes to dealers at such price less a concession not in excess of 0.40% of the principal amount of the 2025 notes and 0.50% of the principal amount of the 2035 notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of 0.25% of the principal amount of the 2025 notes and 0.30% of the principal amount of the 2035 notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table summarizes the compensation to be paid by us to the underwriters.

Underwriting Discount
Per Note due 2025	0.650%
Total	$3,250,000
Per Note due 2035	0.875%
Total	$4,375,000

        The expenses of the offering, not including the underwriting discount, are estimated to be $1.5 million and are payable by us.

New Issue of Notes; Trading Market

        The 2025 notes and the 2035 notes each are a new issue of securities for which there are currently no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time at their sole discretion and without notice. No assurance can be given (1) that a trading market for the notes will develop or continue; (2) as to the liquidity of any market that does develop; or (3) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business for which they received, or will receive, customary fees and expense reimbursement.

        Wells Fargo Securities, LLC is an affiliate of Wells Fargo Bank, National Association, the trustee under the indenture that will govern the notes offered hereby.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject to the offering contemplated by this prospectus supplement to the public in that Relevant Member State at any time other than:

          A.    to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

          B.    to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish or supplement a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the Company;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (c)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the notes we are offering will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Bracewell & Giuliani LLP, Houston, Texas. Bracewell & Giuliani LLP performs legal services for us from time to time on matters unrelated to the offering of the notes.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014 and the estimates from the reports of that firm appearing in such Annual Report, are incorporated herein by reference on the authority of said firm as experts in petroleum engineering.

PROSPECTUS

EOG Resources, Inc.

SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
COMMON STOCK PURCHASE CONTRACTS
COMMON STOCK PURCHASE UNITS
WARRANTS
DEPOSITARY SHARES
UNITS

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all of the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by us will be described in a supplement to this prospectus. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where appropriate, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

  •
  senior debt securities;

  •
  subordinated debt securities;

  •
  common stock;

  •
  preferred stock;

  •
  common stock purchase contracts;

  •
  common stock purchase units;

  •
  warrants;

  •
  depositary shares; or

  •
  units;

or any combination of the foregoing securities. The senior debt securities, subordinated debt securities, preferred stock and common stock purchase contracts and units may be convertible into, or exercisable for, our common or preferred stock or other securities of ours.

In this prospectus, "securities" collectively refers to the securities described above.

Our common stock is listed on the New York Stock Exchange under the symbol "EOG." On December 20, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $124.37 per share.

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution." The names of any underwriters, dealers or agents involved in the offer and sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the offer and sale of those securities.

You should read carefully the information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including any information we direct you to under the heading "Risk Factors," for a discussion of factors you should consider before deciding to invest in any securities offered by this prospectus. See "Risk Factors" on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the "SEC" or the "Commission," using a "shelf" registration process. Using this process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an aggregate initial offering price to be specified at the time of any such offer. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find Additional Information" below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT EOG RESOURCES, INC.

EOG Resources, Inc., a Delaware corporation organized in 1985, together with its subsidiaries, explores for, develops, produces and markets crude oil and natural gas primarily in major producing basins in the United States of America, Canada, The Republic of Trinidad and Tobago, the United Kingdom, The People's Republic of China and, from time to time, select other international areas. At December 31, 2011, our total estimated net proved reserves were 2,054 million barrels (which we refer to in this prospectus as "MMBbl") of oil equivalent, of which 517 MMBbl were crude oil and condensate reserves, 228 MMBbl were natural gas liquids reserves and 7,851 billion cubic feet were natural gas reserves. At such date, approximately 85% of our net proved reserves (on a crude oil equivalent basis) were located in the United States, 9% in Canada and 6% in Trinidad. EOG employed approximately 2,550 persons, including foreign national employees, as of December 31, 2011.

Our principal executive offices are located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002. Our telephone number at that location is (713) 651-7000.

In this prospectus, references to "EOG," "we," "us," "our" and "the Company" each refers to EOG Resources, Inc. and, unless otherwise stated, our subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the Public Reference Room and its copying charges. You can also find our filings on the SEC's website at http://www.sec.gov and on our website at http://www.eogresources.com. Information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus. In addition, our reports and other information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents without actually including the specific information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference into this prospectus the following documents:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 8, 2012, August 2, 2012 and November 5, 2012, respectively;

  •
  our Current Reports on Form 8-K filed with the SEC on February 27, 2012, August 2, 2012, August 31, 2012, September 7, 2012, September 11, 2012 and October 1, 2012; and

  •
  the description of our common stock, par value $.01 per share, contained in our Registration Statement on Form 8-A filed with the SEC on August 29, 1989.

We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the "Exchange Act," until we sell all of the securities offered by this prospectus, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, which information is not deemed filed under the Exchange Act and is not incorporated by reference into this prospectus.

You may request a copy of these filings at no cost by writing or telephoning our Corporate Secretary at our principal executive offices, which are located at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, telephone: (713) 651-7000.

 OIL AND GAS TERMS

When describing commodities produced and sold:	oil	= crude oil and condensate
	liquids	= crude oil, condensate, and natural gas liquids
	gas	= natural gas
When describing liquids:	Bbl	= barrel
	MBbl	= thousand barrels
	MMBbl	= million barrels
	Boe	= barrel of oil equivalent
When describing natural gas:	Mcf	= thousand cubic feet
	MMcf	= million cubic feet
	Bcf	= billion cubic feet
	MMBtu	= million British Thermal Units

Crude oil equivalents are determined using a ratio of 1.0 Bbl of crude oil and condensate or natural gas liquids to 6.0 Mcf of natural gas.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should read carefully the discussion of risks and uncertainties under the headings "Risk Factors" and "Information Regarding Forward-Looking Statements" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the section entitled "Where You Can Find Additional Information" in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the "Securities Act," and Section 21E of the Exchange Act. All statements, other than statements of historical facts, including, among others, statements and projections regarding EOG's future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs and statements regarding the plans and objectives of EOG's management for future operations, are forward-looking statements. EOG typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning EOG's future operating results and returns or EOG's ability to replace or increase reserves, increase production, generate income or cash flows or pay dividends are forward-looking statements. Forward-looking statements are not guarantees of performance. Although EOG believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, EOG's forward-looking statements may be affected by known and unknown risks, events or circumstances that may be outside EOG's control. Important factors that could cause EOG's actual results to differ materially from the expectations reflected in EOG's forward-looking statements include, among others:

  •
  the timing and extent of changes in prices for, and demand for, crude oil and condensate, natural gas liquids, natural gas and related commodities;

  •
  the extent to which EOG is successful in its efforts to acquire or discover additional reserves;

  •
  the extent to which EOG can optimize reserve recovery and economically develop its plays utilizing horizontal and vertical drilling, advanced completion technologies and hydraulic fracturing;

  •
  the extent to which EOG is successful in its efforts to economically develop its acreage in, and to produce reserves and achieve anticipated production levels from, its existing and future crude oil and natural gas exploration and development projects, given the risks and uncertainties and capital expenditure requirements inherent in drilling, completing and operating crude oil and natural gas wells and the potential for interruptions of development and production, whether involuntary or intentional as a result of market or other conditions;

  •
  the extent to which EOG is successful in its efforts to market its crude oil, natural gas and related commodity production;

  •
  the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities;

  •
  the availability, cost, terms and timing of issuance or execution of, and competition for, mineral licenses and leases and governmental and other permits and rights-of-way;

  •
  the impact of, and changes in, government policies, laws and regulations, including tax laws and regulations, environmental laws and regulations relating to air emissions, waste disposal, hydraulic fracturing and access to and use of water, laws and regulations imposing conditions and restrictions on drilling and completion operations and laws and regulations with respect to derivatives and hedging activities;

  •
  EOG's ability to effectively integrate acquired crude oil and natural gas properties into its operations, fully identify existing and potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties;

  •
  the extent to which EOG's third-party-operated crude oil and natural gas properties are operated successfully and economically;

  •
  competition in the oil and gas exploration and production industry for employees and other personnel, equipment, materials and services and, related thereto, the availability and cost of employees and other personnel, equipment, materials and services;

  •
  the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise;

  •
  weather, including its impact on crude oil and natural gas demand, and weather-related delays in drilling and in the installation and operation of production, gathering, processing, compression and transportation facilities;

  •
  the ability of EOG's customers and other contractual counterparties to satisfy their obligations to EOG and, related thereto, to access the credit and capital markets to obtain financing needed to satisfy their obligations to EOG;

  •
  EOG's ability to access the commercial paper market and other credit and capital markets to obtain financing on terms it deems acceptable, if at all, and to otherwise satisfy its capital expenditure requirements;

  •
  the extent and effect of any hedging activities engaged in by EOG;

  •
  the timing and extent of changes in foreign currency exchange rates, interest rates, inflation rates, global and domestic financial market conditions and global and domestic general economic conditions;

  •
  political developments around the world, including in the areas in which EOG operates;

  •
  the use of competing energy sources and the development of alternative energy sources;

  •
  the extent to which EOG incurs uninsured losses and liabilities or losses and liabilities in excess of its insurance coverage;

  •
  acts of war and terrorism and responses to these acts; and

  •
  the other factors described under Item 1A, "Risk Factors", on pages 15 through 23 of EOG's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and any updates to those factors set forth in EOG's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

In light of these risks, uncertainties and assumptions, the events anticipated by EOG's forward-looking statements may not occur, and, if any of such events do, we may not have anticipated the timing of their occurrence or the extent of their impact on our actual results. Accordingly, you should not place any undue reliance on any of EOG's forward-looking statements. EOG's forward-looking statements speak only as of the date made, and EOG undertakes no obligation, other than as required by applicable law, to update or revise its forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

 USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to apply any net proceeds that we receive from the sale of securities under this prospectus to our general funds to be used for working capital and general corporate purposes, including in certain circumstances to retire outstanding indebtedness. Pending any specific application, we may initially invest any net proceeds that we receive from the sale of securities under this prospectus in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine months ended September 30,	Year ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	8.16	6.87	2.40	5.50	32.50	17.64
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	8.16	6.87	2.40	5.50	32.32	15.99

In calculating the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends, earnings represents the sum of net income, income tax provision and fixed charges, less capitalized interest. Fixed charges represents interest (including capitalized interest), amortization of debt costs and the portion of rental expense representing the interest factor. Preferred stock dividends represents dividends in respect of our 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B, the remaining outstanding shares of which were repurchased by us in January 2008.

DESCRIPTION OF DEBT SECURITIES

The following description highlights the general terms and provisions of the debt securities that we may offer under this prospectus and the related trust indentures. When debt securities are offered, which we call the "Offered Debt Securities," the applicable prospectus supplement will explain the particular terms of such Offered Debt Securities and the extent to which these general provisions may apply. If there are any differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, some statements we make in this section may vary from the Offered Debt Security described in the applicable prospectus supplement.

We will issue any senior Offered Debt Securities under an indenture between EOG and Wells Fargo Bank, NA, as trustee, dated as of May 18, 2009. We will issue any subordinated Offered Debt Securities under a subordinated indenture to be executed in the future by us and Wells Fargo Bank, NA, as trustee. The senior indenture and the subordinated indenture are together referred to in this section as the "indentures." Unless otherwise indicated, when used herein the term "Offered Debt Securities" will refer to senior Offered Debt Securities and subordinated Offered Debt Securities, collectively. Both indentures and the Offered Debt Securities issued thereunder will be governed by Texas law. Wells Fargo Bank, NA or any successor, in its capacity as trustee under either or both of the indentures, is referred to as the "trustee" for purposes of this section. The senior indenture and form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The following statements are summaries of certain of the provisions contained in the indentures and do not purport to be complete statements of all the terms and provisions of the indentures. We encourage you to refer to the indentures for full and complete statements of such terms and provisions, including the definitions of certain terms used in this prospectus, because those provisions and not these summaries define your rights as a holder of the Offered Debt Securities. We have italicized numbers in the following discussion to refer to section numbers of the indentures so that you can more easily locate these provisions.

When we refer to "EOG," "we," "us" or "our" in this section, we mean only EOG Resources, Inc. and not its subsidiaries.

General.    We may issue senior Offered Debt Securities or subordinated Offered Debt Securities. The Offered Debt Securities will not be secured by any of our properties or assets. Thus, by owning an Offered Debt Security, you are one of our unsecured creditors. The indentures do not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness we may issue under each indenture from time to time in one or more series. We may in the future issue Offered Debt Securities in addition to any particular series of previously issued Offered Debt Securities. The terms of any series of Offered Debt Securities that are listed below, among other things, will be contained in the prospectus supplement relating to such series of Offered Debt Securities:

  •
  the title of the Offered Debt Securities;

  •
  any limit on the aggregate principal amount of the Offered Debt Securities;

  •
  the person or entity to whom any interest on the Offered Debt Securities is payable;

  •
  the date or dates on which the principal of, and any premium on, the Offered Debt Securities is payable;

  •
  the rate or rates, which may be fixed or variable, or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue, or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the regular record date for any interest payable on any interest payment date;

  •
  the place or places where the principal of, and premium, if any, and interest on, Offered Debt Securities shall be payable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at our option, if we have that option;

  •
  our obligation, if any, and our option, if any, to redeem, purchase or repay the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option;

  •
  whether the Offered Debt Securities are to be issued upon original issuance in whole or in part in the form of one or more global securities and, if so, the identity of the depository for such global securities;

  •
  any trustees, paying agents, transfer agents or registrars with respect to the Offered Debt Securities; and

  •
  any other term of the Offered Debt Securities not inconsistent with the provisions of the applicable indenture. (Section 301.)

We will maintain in each place we specify for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or on us in respect of the Offered Debt Securities of that series and the applicable indenture may be served. (Section 1002.)

Unless otherwise indicated in the prospectus supplement relating to the Offered Debt Securities, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $2,000 or any integral multiple of $1,000. (Section 302.) No service charge will be made for any registration of transfer or exchange of any Offered Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto, other than with respect to certain exchanges not involving any transfer. (Section 305.)

Offered Debt Securities may be issued under each indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material U.S. federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any prospectus supplement relating to such Offered Debt Securities. "Original issue discount securities" means any Offered Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity during the existence and continuation of an event of default. (Section 101.)

Unless otherwise indicated in the prospectus supplement relating to the Offered Debt Securities, the covenants contained in the indentures and the Offered Debt Securities would not necessarily afford holders of the Offered Debt Securities protection in the event of a decline in our credit quality, change of control, recapitalization, or a highly leveraged or other transaction involving us that may adversely affect holders thereof.

Global Offered Debt Securities.    If any Offered Debt Securities are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Offered Debt Security may exchange such interests for Offered Debt Securities registered to any Person other than the depository of the same series and of like tenor and aggregate principal amount in any authorized form and denomination. (Section 305.) Principal of, and premium, if any, and interest on, a global Offered Debt Security will be payable in the manner described in the applicable prospectus supplement.

Series of Offered Debt Securities.    We may issue many distinct Offered Debt Securities or series of Offered Debt Securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all Offered Debt Securities and series of Offered Debt Securities. The provisions of each indenture allow us not only to issue Offered Debt Securities with terms different from those of Offered Debt Securities previously issued under that indenture, but also to "reopen" a previously issued series of Offered Debt Securities and issue additional Offered Debt Securities of that series. We may do this at any time without your consent and without notifying you.

Modification of the Indentures.    With certain exceptions and under certain circumstances, each indenture provides that, with the consent of the holders of more than 50% in principal amount of all outstanding Offered Debt Securities (including, for purposes of this section only, other debt securities issued under the applicable indenture, but not pursuant to this prospectus) affected by such supplemental indenture voting as one class (such affected Offered Debt Securities are referred to in this prospectus as the "Indenture Securities"), we and the trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of Indenture Securities. Notwithstanding the above, the consent of the holder of each outstanding Indenture Security will be required to:

  (a)    change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity during the existence and continuation of an event of default or the amount thereof provable in bankruptcy, or change any place of payment where, or the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

  (b)    reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or

  (c)    with certain exceptions, modify any of the provisions of the sections of the indentures which concern waiver of past defaults, waiver of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security. Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision shall be deemed not to affect the rights under the indenture of the holder of Indenture Securities of any other series. (Section 902.)

In addition, we and the trustee may amend the indentures without the consent of any holder of the Offered Debt Securities to make certain technical changes, such as:

  (a)    evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the Offered Debt Securities of any series;

  (b)    adding or changing provisions relating to a particular series of Offered Debt Securities for the benefit of the holders of such series;

  (c)    adding, changing or eliminating provisions relating to a particular series of Offered Debt Securities to be issued;

  (d)    securing the Offered Debt Securities;

  (e)    providing for a successor trustee; or

  (f)    curing ambiguities or correcting defects or inconsistencies. (Section 901.)

The holders of more than 50% in principal amount of the outstanding Offered Debt Securities (including, for purposes of this sentence only, other debt securities issued under the applicable indenture, but not pursuant to this prospectus) may waive compliance by us with certain covenants of the applicable indenture, including, with respect to the senior indenture, the restrictive covenant set forth in Section 1007 of the senior indenture. (Section 1009 of the senior indenture; Section 1007 of the subordinated indenture.)

Events of Default and Rights Upon Default.    Under each indenture, the term "Event of Default" with respect to any series of Offered Debt Securities, means any one of the following events which shall have occurred and is continuing:

  (a)    default in the payment of any interest upon any Offered Debt Security of that series when such interest becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Offered Debt Securities, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the terms of any subordinated Offered Debt Securities we may issue);

  (b)    default in the payment of the principal of (or premium, if any, on) any Offered Debt Security of that series at its maturity (whether or not such payment is prohibited by the terms of any subordinated Offered Debt Securities we may issue);

  (c)    default in the performance, or breach, of any of our covenants or warranties in the indenture (other than a covenant or warranty a default in whose performance or whose breach is otherwise specifically dealt with in the indenture or which has been expressly included in the indenture solely for the benefit of one or more series of Offered Debt Securities other than that series), and continuance of such default or breach for 60 days after we have been given by the trustee, or the holders of at least 25% in principal amount of all outstanding Offered Debt Securities (including, for purposes of this sentence only, other debt securities issued under the applicable indenture, but not pursuant to this prospectus) have given to us and the trustee, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture;

  (d)    certain events involving us in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors; or

  (e)    any other event of default provided with respect to Offered Debt Securities of that series. (Section 501.)

If an Event of Default described in clause (a), (b) or (e) in the foregoing paragraph has occurred and is continuing with respect to Offered Debt Securities of any series, each indenture provides that the trustee or the holders of not less than 25% in principal amount of the outstanding Offered Debt Securities of that series may declare the principal amount (or, if the Offered Debt Securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Offered Debt Securities of that series to be due and payable immediately, and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of all of the Offered Debt Securities (including, for purposes of this sentence only, other debt securities issued under the applicable indenture, but not pursuant to this prospectus) then outstanding may declare the principal amount (or, if the Offered Debt Securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Offered Debt Securities then outstanding to be due and payable immediately, and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. (Section 502.)

A default under our other indebtedness is not necessarily an Event of Default under the indentures, and an Event of Default under one series of Offered Debt Securities will not necessarily be an Event of Default under another series of Offered Debt Securities issued under the indentures.

At any time after a declaration of acceleration with respect to Offered Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Offered Debt Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Offered Debt Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Offered Debt Securities of that series (or of all series, as the case may be) due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by such declaration of acceleration) have been paid or deposited with the trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Offered Debt Securities of any series, on behalf of the holders of all the Offered Debt Securities of such series, may waive any past default described in clause (a), (b) or (e) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Offered Debt Securities (including other debt securities issued under the applicable indenture, but not pursuant to this prospectus) may waive any such past default), and its consequences, except a default (a) in respect of the payment of the principal of (or premium, if any) or interest on any Offered Debt Security, or (b) in respect of a covenant or provision of the indenture which, pursuant to the terms of the indenture, cannot be modified or amended without the consent of the holder of each outstanding Offered Debt Security of such series affected. (Section 513.)

The holders of not less than a majority in principal amount of the Offered Debt Securities of any series at the time outstanding are empowered under the terms of the indenture to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee relating to or arising under any past default described in clause (a), (b) or (e) of the first paragraph of this heading "Events of Default and Rights Upon Default." Subject to certain limitations, the holders of not less than a majority in principal amount of all outstanding Offered Debt Securities (including other debt securities issued under the applicable indenture, but not pursuant to this prospectus) are empowered under the terms of the indenture to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee not relating to or arising under any past default described in clause (a), (b) or (e) of the first paragraph of this heading "Events of Default and Rights Upon Default." (Section 512.)

Each indenture further provides that no holder of an Offered Debt Security of any series may enforce the indenture unless (a) such holder shall have given written notice to the trustee of a continuing Event of Default with respect to the Offered Debt Securities of that series, (b) the holders of not less than 25% in principal amount of the outstanding Offered Debt Securities of that series, in the case of any Event of Default described in clause (a), (b) or (e) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of not less than 25% in principal amount of all outstanding Offered Debt Securities (including other debt securities issued under the applicable indenture, but not pursuant to this prospectus)), shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, (c) such holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (e) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the relevant holders thereof. However, this provision will not prevent a holder of any Offered Debt Security from enforcing the payment of the principal of and any premium, and interest on, such holder's Offered Debt Security on the stated maturity date or maturities expressed in such Offered Debt Security (or, in the case of redemption, on the redemption date). (Sections 507 and 508.)

Each indenture requires that we deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate stating whether to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and, if so, specifying each such default and the nature and status thereof of which such signers may have knowledge. (Section 1008.)

Discharge of Indenture.    With certain exceptions, we may discharge our obligations under the indentures with respect to any series of Offered Debt Securities by:

  (a)   paying or causing to be paid the principal of (and premium, if any) and interest on all the Offered Debt Securities of such series outstanding, as and when the same shall become due and payable;

  (b)   delivering to the trustee for cancellation all outstanding Offered Debt Securities of such series (other than with respect to certain Offered Debt Securities which have been apparently destroyed, lost or stolen and which have been replaced or paid as provided pursuant to the terms of the indenture); or

  (c)   entering into an agreement with the trustee in form and substance satisfactory to us and the trustee providing for the creation of an escrow fund and irrevocably depositing or causing to be deposited in trust with the trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or certain U.S. government obligations, maturing as to principal and interest in such amounts and at such times, as will be sufficient without consideration of any reinvestment of such interest, and as further expressed in the opinion of a nationally recognized firm of independent public accountants in a written certification thereof delivered to the trustee, to pay at the stated maturity or redemption date all such Offered Debt Securities of such series not previously delivered to the trustee for cancellation, including principal (and premium, if any) and interest to the stated maturity or redemption date. (Section 401.)

Each indenture defines "Eligible Obligations" to mean interest bearing obligations as a result of the deposit of which the Offered Debt Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 101.)

For U.S. federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Offered Debt Securities by the deposit of cash or such Eligible Obligations or U.S. government obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Offered Debt Securities of that series for either:

  (a)   an issue of obligations of the defeasance trust; or

  (b)   a direct interest in the cash and/or such Eligible Obligations and/or such U.S. government obligations held in the defeasance trust.

If the defeasance were so characterized, then a holder of an Offered Debt Security of the series defeased would be:

  (a)   required to recognize gain or loss (which would be capital gain or loss if the Offered Debt Securities were held as a capital asset) at the time of the defeasance as if the Offered Debt Security had been sold at such time for an amount equal to the amount of cash and the fair market value of such Eligible Obligations and/or such U.S. government obligations held in the defeasance trust;

  (b)   required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and

  (c)   subject to the market discount provisions of the Internal Revenue Code of 1986, as amended, as they may pertain to such defeasance trust obligations or such securities.

As a result, a holder of an Offered Debt Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash. Prospective investors are urged to consult their own tax advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than U.S. federal income tax law.

Concerning the Trustee.    The indentures provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the applicable indenture. The trustee under each indenture has two main roles:

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  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we summarize under the heading "Events of Default and Rights Upon Default."

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  Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

The trustee may from time to time also act as a depository of funds for, make loans to, and perform other services for, us in the normal course of business. The address of the trustee under the senior indenture is: 201 Main Street, Suite 301, Fort Worth, Texas 76102. The address of the trustee under the subordinated indenture is: 750 North St. Paul Place, Suite 1750, Dallas, Texas 75201.

The Trust Indenture Act of 1939, as amended, or the "Trust Indenture Act," provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers vested in it by the indenture at the request or direction of any holder of securities issued under the indenture, unless such holder shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 603.) The trustee may resign at any time with respect to the Offered Debt Securities of one or more series, or may be removed by the holders of a majority in principal amount of the outstanding Offered Debt Securities of such series or, under certain circumstances, by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture. (Section 610.)

If the trustee shall have or acquire any "conflicting interest" within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. (Section 608.) The Trust Indenture Act also contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of such claims, as security or otherwise. (Section 613.)

Limitations on Liens.    Subject to certain limitations described below, the senior indenture provides that so long as any of the senior Offered Debt Securities issued under such indenture are outstanding, we will not, and will not permit any of our subsidiaries to, create or suffer to exist, except in favor of us or any of our subsidiaries, any lien on any principal property at any time owned by it, to secure any of our or any of our subsidiaries' funded debt, unless effective provision is made whereby outstanding senior Offered Debt Securities will be equally and ratably secured with any and all such funded debt and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of any (1) acquisition lien or permitted encumbrance; or (2) lien created or assumed by us or any of our subsidiaries in connection with the issuance of Offered Debt Securities the interest on which is excludable from gross income of the holder of such Offered Debt Security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries. In case we or any of our subsidiaries propose to create or permit to exist a lien on any principal property at any time owned by it to secure any funded debt, other than funded debt permitted to be secured under clauses (1) or (2) above, we will give prior written notice thereof to the trustee. We also will, or will cause our subsidiary to, prior to or simultaneously with such creation or permission to exist, by supplemental indenture executed to the trustee (or to the extent legally necessary to another trustee or additional or separate trustee), in form satisfactory to the trustee, effectively secure all the senior Offered Debt Securities equally and ratably with such funded debt and any other indebtedness entitled to be equally and ratably secured.

Notwithstanding the above, we or any of our subsidiaries may issue, assume or guarantee funded debt secured by a lien which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other funded debt of ours or any of our subsidiaries secured by a lien which, if originally issued, assumed or guaranteed at such time, would otherwise be subject to the foregoing restrictions, not including funded debt permitted to be secured under clauses (1) or (2) above, does not at the time exceed 10% of our consolidated net tangible assets, as shown on our audited consolidated financial statements of as of the end of the fiscal year preceding the date of determination. (Section 1007 of the senior indenture.)

The term "subsidiary" is defined to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries. (Section 101.)

The term "principal property" is defined to mean any property interest in oil and gas reserves located in the United States or offshore the United States and owned by us or any of our subsidiaries and which is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in paying quantities, the net book value of which property interest or interests exceeds 2% of consolidated net tangible assets, except any such property interest or interests that in the opinion of our board of directors is not of material importance to the total business conducted by us and our subsidiaries as a whole. Without limitation, the term "principal property" does not include:

  (1)    accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances by us or any of our subsidiaries, and all of our and our subsidiaries' related rights, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations; or

  (2)    the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances. (Section 101 of the senior indenture.)

The term "indebtedness," as applied to us or any of our subsidiaries, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by us or any of our subsidiaries and upon which indebtedness any such corporation customarily pays interest, although any such corporation has not assumed or become liable for the payment of such indebtedness, is for all purposes of the indenture deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by us or any of our subsidiaries is for all purposes of the indenture also deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose of the indenture deemed indebtedness of such corporation. Indebtedness does not include:

  (1)    any amount representing capitalized lease obligations;

  (2)    indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons, or agreements to pay for property, products or services of such other persons, whether or not conferred, delivered or rendered, and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and

  (3)    any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

The term "funded debt" as applied to us or any of our subsidiaries is defined to mean all indebtedness incurred, created, assumed or guaranteed by us or any of our subsidiaries, or upon which such corporation customarily pays interest charges, which matures, or is renewable by us or any of our subsidiaries to a date, more than one year after the date as of which funded debt is being determined. (Section 101 of the senior indenture.)

The term "lien" is defined to mean any mortgage, pledge, lien, security interest or similar charge or encumbrance. (Section 101.)

The term "acquisition lien" is defined to mean any:

  (1)    lien on any property acquired before or after the date of the senior indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by us or any of our subsidiaries, provided that any such lien applies only to the property so acquired and fixed improvements thereon,

  (2)    lien on any property acquired before or after the date of the indenture by any corporation that is or becomes our subsidiary after the date of the senior indenture, referred to in this prospectus as an "Acquired Entity," provided that any such lien:

    (A)    shall either (i) exist prior to the time the Acquired Entity becomes our subsidiary or (ii) be created at the time the Acquired Entity becomes our subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof; and

    (B)    shall only apply to those properties owned by the Acquired Entity at the time it becomes our subsidiary or thereafter acquired by it from sources other than us or any other of our subsidiaries; and

  (3)    any extension, renewal or refunding, in whole or in part, of any lien permitted by the immediately preceding clause (1) or (2) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the lien extended, renewed or refunded. (Section 101 of the senior indenture.)

The term "permitted encumbrance" is defined to mean any:

  (1)    lien reserved in any oil, gas or other mineral lease for rent, royalty or delay rental under such lease and for compliance with the terms of such lease;

  (2)    lien for any judgments or attachments in an aggregate amount not in excess of $10,000,000, or for any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

  (3)    sale or other transfer of crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in place, or the future production thereof, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount, however determined, of money or a specified amount of such crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances or any sale or other transfer of any other interest in property of the character commonly referred to as a "production payment," "overriding royalty," "net profits interest," "royalty" or similar burden on any oil and gas property or mineral interest owned by us or any of our subsidiaries;

  (4)    lien consisting of or reserved in any (A) grant or conveyance in the nature of a farm-out or conditional assignment to us or any of our subsidiaries entered into in the ordinary course of business to secure any undertaking of ours or any of our subsidiaries in such grant or conveyance, (B) interest of an assignee in any proved undeveloped lease or proved undeveloped portion of any producing property transferred to such assignee for the purpose of the development of such lease or property, (C) unitization or pooling agreement or declaration, (D) contract for the sale, purchase, exchange or processing of production, or (E) operating agreement, area of mutual interest agreement or other agreement which is customary in the oil and gas business and which agreement does not materially detract from the value, or materially impair the use of, the properties affected thereby;

  (5)    lien arising out of any forward contract, futures contract, swap agreement or other commodities contract entered into by us or any of our subsidiaries;

  (6)    lien on any oil and gas property of ours or any of our subsidiaries thereof, or on production therefrom, to secure any liability of ours or such subsidiary for all or part of the development cost for such property under any joint operating, drilling or similar agreement for exploration, drilling or development of such property, or any renewal or extension of such lien; or

  (7)    certain other liens as described in the senior indenture. (Section 101 of the senior indenture.)

  Ranking.

  Generally.

Neither indenture requires our subsidiaries to guarantee the Offered Debt Securities. As a result, holders of Offered Debt Securities generally will have a junior position to claims of all creditors and holders of any preferred stock of our subsidiaries.

  Senior Offered Debt Securities.

Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and premium, if any, and interest on, the senior Offered Debt Securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

  Subordinated Offered Debt Securities.

Subordinated Offered Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated indenture, related supplemental indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness that is designated as "Senior Indebtedness" with respect to the series. (Section 101 of the subordinated indenture.) We define "Senior Indebtedness" generally as all of our indebtedness, including guarantees, unless it is provided in the terms of the instrument evidencing such indebtedness that such indebtedness is not superior in right of payment to the subordinated Offered Debt Securities or to other indebtedness that is pari passu with or subordinated to the subordinated Offered Debt Securities. The subordinated indenture will provide that no payment of principal of, and premium, if any, and interest on, the subordinated Offered Debt Securities may be made in the event:

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  we fail to pay the principal of, and premium, if any, and interest or any other amounts on, any Senior Indebtedness when due; or

  •
  any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash. (Section 1403 of the subordinated indenture.)

The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur.

No Personal Liability of Directors, Officers or Stockholders.  Our directors, officers and stockholders will not have any liability for our obligations under the indentures or the Offered Debt Securities. Each holder of Offered Debt

Securities, by accepting an Offered Debt Security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Offered Debt Securities. (Section 1301.)

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of:

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  640,000,000 shares of common stock, $0.01 par value per share, which we refer to in this prospectus as "common stock;" and

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  10,000,000 shares of preferred stock, $0.01 par value per share, which we refer to in this prospectus as "preferred stock," 3,000,000 shares of which have been designated as "Series E Junior Participating Preferred Stock" (which we refer to in this prospectus as the "Series E preferred stock"), with a liquidation preference of $1.00 per share or an amount equal to the payment made on one share of our common stock, whichever is greater.

As of November 30, 2012, there were 271,303,133 shares of our common stock and no shares of our preferred stock outstanding. The following summary description of our common stock is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended. Copies of our Restated Certificate of Incorporation and the amendments thereto and our Bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Our common stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, each share being entitled to one vote. The common stock has no cumulative voting rights, meaning that the holders of a majority of the shares cast for the election of directors can elect all the directors if they choose to do so. The common stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by our board of directors out of legally available funds.

Upon our liquidation or dissolution, the holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any corporate debts and liquidation and any liquidation preference established for the preferred stock. All outstanding shares of common stock are, and upon issuance against full payment of the purchase price therefor, shares of common stock offered hereby will be, duly authorized, validly issued, fully paid and non-assessable.

The transfer agent and registrar of the common stock is Computershare Trust Company, N.A., Providence, Rhode Island.

Preferred Stock

Under our Restated Certificate of Incorporation, as amended, our board of directors may provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series. We currently have one authorized series of preferred stock: the Series E preferred stock. In February 2000, our board of directors, in connection with a rights agreement, authorized 1,500,000 shares of the Series E preferred stock, with a liquidation preference of $1.00 per share or an amount equal to the payment made on one share of our common stock, whichever is greater. In March 2005, our board of directors increased the authorized shares of the Series E preferred stock to 3,000,000 in connection with the two-for-one stock split of the common stock effected in March 2005. The rights agreement and the related preferred share purchase rights expired on February 24, 2010. As of November 30, 2012, there were no shares of the Series E preferred stock outstanding.

The rights, preferences, privileges and restrictions, including liquidation preferences, of the preferred stock of each additional series will be fixed or designated by our board of directors pursuant to a certificate of designations without any further vote or action by our stockholders. In addition to this summary, you should refer to the certificate of designations relating to the specific series of preferred stock being offered for the complete terms of such preferred stock. That certificate of designations will be filed with the SEC in connection with the offering of the specific series of preferred stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of EOG. Upon issuance against full payment of the purchase price therefor, shares of preferred stock offered hereby will be fully paid and nonassessable.

The specific terms of a particular series of preferred stock offered by this prospectus will be described in a prospectus supplement relating to such series and will include the following:

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  the maximum number of shares to constitute the series and the distinctive designation of the series;

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  the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

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  whether the shares of the series will be redeemable and, if so, the price at, and the terms and conditions on, which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  •
  the liquidation preference, if any, applicable to shares of the series;

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  whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

  •
  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of ours or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjustment of the same;

  •
  the voting rights, if any, of the shares of the series; and

  •
  any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

Limitation on Directors' Liability

Delaware corporation law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such laws, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Restated Certificate of Incorporation, as amended, limits the liabilities of our directors to us or our stockholders, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

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  for any breach of the director's duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; or

  •
  for any transaction from which the director derived an improper personal benefit.

This provision in our Restated Certificate of Incorporation, as amended, may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

DESCRIPTION OF COMMON STOCK PURCHASE CONTRACTS AND UNITS

We may issue common stock purchase contracts, representing contracts entitling or obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as "common stock purchase units," consisting of a common stock purchase contract and, as security for the holder's obligations to purchase the common stock under the contracts, any of the following:

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  our senior debt securities or subordinated debt securities;

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  our preferred stock;

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  any other security registered under this registration statement as described in the applicable prospectus supplement; or

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  any combination of the foregoing.

The common stock purchase contracts may require us to make periodic payments to the holders of the common stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The common stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original contract.

The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued. Such contracts and documents will be filed with the SEC in connection with the offering of the specific common stock purchase contracts or units.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our senior debt securities, subordinated debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. In addition to this summary, you should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies in which the price of such warrants will be payable;

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  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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  the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants that may be exercised at any one time;

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  the anti-dilution provisions of such warrants;

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  the redemption or call provisions of such warrants;

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  provisions regarding changes to, or adjustments in, the exercise price;

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  the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  a discussion of any material U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:

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  receive payments of principal of, and premium, if any, and interest, if any, on, any debt securities purchasable upon exercise;

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  receive dividend payments, if any, with respect to any underlying securities; or

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  exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions. The forms of the applicable deposit agreement and depositary receipt will be filed with the SEC in connection with the offering of the specific depositary shares.

This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

General.    We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue "depositary receipts" for these "depositary shares." Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to all the rights, preferences and privileges of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any, and all the limitations of the preferred stock. We will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement.

In order to issue depositary shares, we will issue shares of preferred stock and immediately deposit such shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, if any, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

Dividends and Other Distributions.    The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold, subject to any obligations of the record holders to file proofs, certificates and other information and to pay any taxes or other governmental charges. In the case of any non-cash distribution, we may determine that the distribution cannot be made proportionately or the depositary may determine that it may not be feasible to make the distribution. If so, the depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares.    If the shares of preferred stock that underlie the depositary shares are redeemable and we redeem the preferred stock, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the underlying preferred stock, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of such depositary shares will cease, except for the right to receive money or other property upon redemption. In order to redeem their depositary shares, holders must surrender their depositary receipts to the depositary.

Voting the Preferred Stock.    When the depositary receives notice about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of depositary shares related to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will endeavor, to the extent practicable, to vote the preferred stock represented by the depositary shares in accordance with these instructions. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock.    If a holder of depositary receipts surrenders those depositary receipts at the corporate office (as designated in the deposit agreement) of the depositary, or any other office as the depositary may designate, and pays any taxes, charges or fees, that holder is entitled to delivery at the corporate office of certificates evidencing the number of shares of preferred stock, but only in whole shares, and any money and other property represented by those depositary receipts. If the depositary receipts delivered evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing that excess number of depositary shares.

Amendment and Termination of the Deposit Agreement.    We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. If, however, an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. Subject to any conditions in the deposit agreement or applicable law, no amendment, however, can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

Unless otherwise specified in the applicable prospectus supplement, the deposit agreement may be terminated by us or by the depositary if there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of EOG and that distribution has been distributed to the holders of depositary receipts.

Charges of Depositary.    We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. Holders of depositary shares, however, will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

Resignation and Removal of Depositary.    The depositary may submit notice of resignation at any time or we may remove the depositary at any time. However, no resignation or removal will take effect until we appoint a successor depositary, which must occur within 60 days after delivery of the notice of resignation or removal.

Miscellaneous.    If we are required to furnish any information to the holders of the preferred stock underlying any depositary shares, the depositary, as the holder of the underlying preferred stock, will forward to the holders of depositary shares any report or information it receives from us.

Neither the depositary nor we will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. We and the depositary will be obligated to use our best judgment and to act in good faith in performing our respective duties under the deposit agreement. We and the depositary will be liable only for gross negligence and willful misconduct in performing our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless we receive what we, in our sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party's risk to a satisfactory and customary level. We and the depositary may rely on the advice of legal counsel or accountants of our choice. We and the depositary may also rely on information provided by persons we believe, in good faith, to be competent, and on documents we believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary's corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title.    We, each depositary and any agent of EOG or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary. See "Book-Entry Issuance" below.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  a description of the terms of any unit agreement governing the units;

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  a description of the provisions for the payment, settlement, transfer or exchange of the units; and

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  whether the units will be issued in fully registered or global form.

The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units.

BOOK-ENTRY ISSUANCE

Except as otherwise stated in the applicable prospectus supplement, the debt securities that we may offer will initially be represented by one or more fully registered, global certificates, collectively referred to in this prospectus as the "Global Security," which will be deposited upon issuance with, or on behalf of, The Depository Trust Company, referred to in this prospectus as "DTC," in New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below. This means that, except as provided below, holders of the debt securities (1) will not receive a certificate for the debt securities, (2) will not have the debt securities registered in their name and (3) will not be considered the registered owners or holders of the debt securities for any purpose. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of DTC and, if such person is not one of DTC's participating organizations, collectively referred to in this prospectus as the "Participants," on the procedures of the Participant through which the person owns its interest, to exercise any rights of a holder of the debt securities.

Except as set forth below, the Global Security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Security may not be exchanged for certificates representing debt securities except in the limited circumstances described below.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, by eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to DTC's book-entry system is also available to other entities such as banks, brokers, dealers and trust companies, collectively referred to in this prospectus as the "Indirect Participants," that clear transactions through or maintain a direct or indirect custodial relationship with a Participant. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that pursuant to procedures established by it:

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  upon deposit of the Global Security, DTC will credit the accounts of Participants with the applicable portion of the debt securities represented by the Global Security; and

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  ownership of such principal amount represented by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to the other owners of beneficial interests in the Global Security.

DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participants and Indirect Participants through which the beneficial owners acquired the debt securities. All interests in a Global Security are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of debt securities that they own. Consequently, the ability to transfer beneficial interests in the Global Security to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be adversely affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the debt securities registered in the name of DTC or its nominee will be payable by us through the paying agent to DTC in its capacity as the registered holder. We will treat the persons in whose names the debt securities, including the Global Security, are registered as the owners of the debt securities for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, nor the trustee, nor any agent of ours, nor any underwriter of our debt securities has or will have any responsibility or liability for:

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  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or payments made on account of, beneficial ownership interests in the Global Security, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Security; or

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  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of debt securities such as the Global Security, is to credit the accounts of the relevant Participants with payment on the payment due dates in amounts proportionate to their respective beneficial interests in the Global Security as shown on DTC's records.

Payments by the Participants and the Indirect Participants to the beneficial owners of the debt securities will be governed by standing instructions and customary practices, as is now the case with debt securities held for the accounts of customers registered in bearer form or "street name," and will be the sole responsibility of the Participants or the Indirect Participants, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither we, nor the trustee, nor any agent of ours, nor any underwriter of our debt securities will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the debt securities, and each may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

DTC has advised us that it will take any action permitted to be taken by a holder of the debt securities only at the direction of one or more Participants to whose account with DTC interests in the Global Security are credited. However, DTC reserves the right to exchange the Global Security for certificates representing debt securities and to distribute those certificates to its Participants.

Unless we specify otherwise in the applicable prospectus supplement, each Global Security will be exchangeable for certificated debt securities only if:

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  DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or ineligibility; or

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  we, in our sole discretion and subject to DTC's procedures, determine that the Global Securities shall be exchangeable for certificated debt securities.

Upon any such exchange, owners of a beneficial interest in the Global Security or Global Securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the trustee.

 PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus

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  through underwriters, brokers, dealers or agents;

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  to underwriters or dealers;

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  directly to purchasers;

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  pursuant to delayed delivery contracts or forward contracts; or

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  through a combination of any of these methods of sale.

Any underwriters, dealers, brokers or agents may sell the securities to institutional purchasers in one or more transactions, including block transactions, on the New York Stock Exchange or otherwise. Any sales of the securities may be made at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The prospectus supplement relating to the securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us (if any) from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions to be allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions to be allowed or reallowed or paid to dealers may be changed from time to time. If we use underwriters in the sale of any securities, the underwriters will acquire such securities for their own account and may resell them from time to time in one or more transaction, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the securities, underwriters, brokers, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the name or names of the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating to such securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities offered if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if those offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If dealers are used in the sale of securities, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of dealers or brokers acting as dealers and the terms of the transaction will be set forth in the prospectus supplement relating to such securities.

We may sell the securities through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect to which this prospectus is delivered will be named, and any commissions that we pay to such agent will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters, brokers or dealers to solicit offers from certain types of institutions to purchase debt securities, preferred stock or common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Securities may also be sold directly by us. In this case, no underwriters or agents will be involved. We may use electronic media, including the Internet, to sell these securities directly.

The securities, if other than common stock, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell such securities for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities.

Agents, brokers, dealers and underwriters may be entitled under agreements with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, brokers, dealers or underwriters may be required to make in that respect. Agents, brokers, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

 LEGAL MATTERS

Certain legal matters in connection with the offering of the securities will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to EOG Resources, Inc.'s adoption of the updated oil and gas reserve estimation and disclosure rules, effective December 31, 2009 and (2) expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011 and the estimates from the reports of that firm appearing in such Annual Report, are incorporated herein by reference on the authority of said firm as experts in petroleum engineering.